Exhibit (a)(1)(F)

INTEGRATED SILICON SOLUTION, INC.

OFFER TO PURCHASE FOR CASH

UP TO 10,000,000 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF $7.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 3, 2008,

UNLESS THE OFFER IS EXTENDED.

December 3, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated December 3, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which together, as each may be supplemented or amended from time to time, constitute the “Offer”) in connection with the Offer by Integrated Silicon Solution, Inc., a Delaware corporation (“ISSI”), to purchase for cash up to 10,000,000 shares of its common stock, par value $0.0001 per share (the “Shares”), at a purchase price of $7.00 per Share (the “Purchase Price”), for an aggregate purchase price of up to $70 million, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

ISSI will purchase all Shares validly tendered and not withdrawn upon the terms and subject to the conditions set forth in the Offer, including the provisions relating to proration and conditional tender described in the Offer to Purchase.

Only Shares properly tendered and not properly withdrawn will be purchased. If the Offer is oversubscribed, tendered Shares will be purchased on a pro rata basis, subject to conditional tenders and appropriate adjustments to avoid the purchase of fractional Shares. Shares not purchased because of proration or conditional tenders will be returned at ISSI’s expense to the stockholders who tendered such Shares, promptly after the Expiration Date.

ISSI expressly reserves the right, in its sole discretion, to purchase additional Shares as contemplated in the Offer to Purchase and subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

As described in the Offer to Purchase, if at the expiration of the Offer more than 10,000,000 Shares (or a greater number of Shares as we may elect to purchase pursuant to the Offer) are properly tendered and not properly withdrawn before the Expiration Date, ISSI will purchase properly tendered Shares in the following order of priority:

(a) First, on a pro rata basis from all stockholders who properly tender Shares, subject to appropriate adjustments to avoid purchases of fractional Shares and the conditional tender provisions described in Section 6 of the Offer to Purchase; and

(b) Second, if necessary to permit us to purchase up to 10,000,000 Shares (or such greater number of Shares as we may elect to purchase pursuant to the Offer), from stockholders who have tendered Shares subject to the condition that a specified minimum number of the holder’s Shares be purchased if any of the holder’s Shares are purchased pursuant to the Offer, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn such Shares prior to the Expiration Date.

WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. Shares may be tendered only at a price of $7.00 per Share, net to the seller in cash, without interest.

2. The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on January 3, 2008, unless the Offer is extended.

3. The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to other conditions. See Section 7 of the Offer to Purchase.

4. The Offer is for up to 10,000,000 Shares, constituting approximately 27.4% of ISSI’s outstanding Shares as of November 29, 2007.

5. If you wish to condition your tender upon the purchase of all Shares tendered or upon ISSI’s purchase of a specified minimum number of the Shares that you tender, you may elect to do so and thereby avoid (in full or in part) possible proration of your tender. ISSI’s purchase of Shares from all tenders which are so conditioned will be determined, to the extent necessary, by random lot. To elect such a condition complete the section captioned “Conditional Tender” in the attached Instruction Form. If you wish to have us tender any or all of your Shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, all such Shares will be tendered unless otherwise indicated on the attached Instruction Form.

6. Neither ISSI nor its board of directors, the Dealer Manager or the Information Agent for the Offer makes any recommendation to you as to whether to tender or refrain from tendering your Shares pursuant to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including ISSI’s reasons for making the Offer.

7. The Purchase Price will be paid net to the tendering stockholders in cash, without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such nominees and not directly to the Depositary.

8. Bryant R. Riley, Riley Investment Management, LLC, Riley Investment Partners Master Fund, L.P., B. Riley & Co. Retirement Trust and B. Riley & Co., LLC (together, the “Riley Parties”), have advised the Company that they intend to tender an unspecified number of Shares held by them pursuant to the Offer. Bryant Riley, an affiliate of the other Riley Parties, is a member of our board of directors and its nominating committee and compensation committee. Melvin Keating has also indicated that he intends to tender an unspecified number of shares held by him pursuant to the Offer. Mr. Keating is a member of our board of directors and its audit committee. At the close of the tender offer, both Bryant Riley and Melvin Keating have agreed to resign from our board of directors. Our remaining directors and executive officers have advised the Company that they do not intend to tender any of their Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, all such Shares will be tendered unless otherwise indicated on the attached Instruction Form.

Please forward your Instruction Form(s) to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction. In those jurisdictions the laws of which require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Integrated Silicon Solution, Inc. by Jefferies & Company, Inc., the Dealer Manager for the Offer, or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

INSTRUCTIONS FORM

With Respect to the Offer by

INTEGRATED SILICON SOLUTION, INC.

to Purchase for Cash Up to 10,000,000 Shares

of its Common Stock, Par Value $0.0001 Per Share,

at a Purchase Price of $7.00 Net Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated December 3, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as each may be supplemented or amended from time to time, constitute the “Offer”) in connection with the Offer by Integrated Silicon Solution, Inc., a Delaware corporation (“ISSI”), to purchase for cash up to 10,000,000 shares of its common stock, par value $0.0001 per share (the “Shares”), at a price of $7.00 per Share, for an aggregate purchase price of up to $70 million, net to the seller in cash. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

This Instructions Form will instruct you to tender to ISSI the number of Shares indicated below or, if no number is indicated below, all Shares which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES BEING TENDERED HEREBY:              SHARES1

[1]	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

CONDITIONAL TENDER

(See Instruction 14 of the Letter of Transmittal)

A stockholder may tender his or her Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to this Letter of Transmittal must be purchased if any Shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” below. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased.

Conditional Tender. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional:

☐	The minimum number of Shares that must be purchased, if any are purchased, is Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, ISSI may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have properly tendered all of his or her Shares and checked the box below:

☐	The tendered Shares represent all Shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE

Account Number:	Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

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